Exhibit 99.01
Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

12 November 2004

Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that it was notified on 11 November 2004 under Sections 198 to 202 of the Companies Act that Aviva plc, through its subsidiary Morley Fund Management Limited purchased 300,000 shares on 10 November 2004 and now holds, solely for investment purposes, in aggregate 19,399,984 ordinary shares of £0.05p each in the capital of the Company. These holdings represent 4.01 per cent of the issued ordinary share capital of the Company.

T May Company Secretary

For further information please contact:

Investor Relations
Cléa Rosenfeld	+ 44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI) and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com